EXHIBIT 10.27

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

«Letter_Date»

CONFIDENTIAL TO: «First_Name» «Last_Name»
You have been granted Restricted Stock Units under the Steelcase Inc. Incentive Compensation Plan (the “Plan”). Each Restricted Stock Unit provides for the issuance of one (1) share of Class A common stock (a "Share") in accordance with the terms and conditions of this Award Agreement.
This Award Agreement provides additional information regarding your rights under the Plan and your Award. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan or defined hereunder. For purposes of this Award Agreement, "Employer" shall mean the Company or any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).
Overview of Your Award

1.	Type of Award: Restricted Stock Unit, as permitted under Article 11 of the Plan (“Restricted Stock Unit”).

2.	Number of Restricted Stock Units Granted under this Award: «Units»

3.	Grant Date: «Grant_Date»

4.	Period of Restriction: Subject to the terms of the Plan and paragraph 5 below, the Restricted Stock Units granted under this Award Agreement will vest as follows:
«Units» Units on «Restriction_End_Date»
Each vesting date above shall be referred to as the applicable “Release Date”. The period that you hold your Restricted Stock Units prior to the applicable Release Date shall be referred to as the applicable Period of Restriction.

5.	Vesting Upon Death, Disability, Retirement Eligibility or Termination without Cause:

a.	Death. Your Restricted Stock Units will become fully vested if you die while an Employee after six months from the Grant Date.

b.
Disability. Your Restricted Stock Units will become fully vested if you become Disabled while an Employee after six months from the Grant Date. A “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

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«Last_Name»
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c.
Retirement Eligibility. Your Restricted Stock Units will become fully vested in the event you become Retirement Eligible during the Restriction Period and the Company will issue you one Share of the Company for each vested Restricted Stock Unit as soon as practicable following the applicable Release Date (and not when you become Retirement Eligible or on the date of Retirement), but in no event more than 60 days following the applicable Release Date. “Retirement Eligible” means your age plus years of continuous service with the Company and its Affiliates total 80 or more and “Retirement” means your employment is terminated following becoming Retirement Eligible.

d.
Termination without Cause. Your Restricted Stock Units will become fully vested if you are terminated without Cause by the Company or your Employer (a “Termination without Cause”); provided, that such termination of employment constitutes a “separation from service” under Section 409A of the Code. The term “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company or your Employer (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) your willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company and its Affiliates; provided, that for purposes of this definition, no act or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or your Employer.

6.	Change in Control:

a.	In the event of a Change in Control after after six months from the Grant Date, the Restricted Stock Units granted under this Award will become immediately fully vested.

b.
Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines your Restricted Stock Units constitute deferred compensation subject to Section 409A of the Code, then the Company will issue you one Share of the Company for each vested Restricted Stock Unit as soon as practicable following the applicable Release Date (and not upon the Change in Control), but in no event more than 60 days following the applicable Release Date.

7.
Payment: Except as provided in paragraphs 5(c) and 6(b), upon the vesting of your Restricted Stock Units, the Company will issue you one Share of the Company for each vested Restricted Stock Unit as soon as practicable, but in no event more than 60 days following the date of vesting. In all cases, the date the Shares are issued to you with respect to your Restricted Stock Units is referred to as the "Transfer Date".

8.	Transfer: The Restricted Stock Units granted under the Plan are not transferable.

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«Last_Name»
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9.	Voting Rights and Dividend-Equivalents:

a.	No Voting Rights. You are not the owner of record of the Share underlying your Restricted Stock Units until the applicable Transfer Date and accordingly, you will have no voting rights on such Shares.

b.
Cash Dividend-Equivalents. You will receive a cash payment equal to any cash dividends that the Company declares and pays with respect to the Shares underlying your outstanding Restricted Stock Units granted under this Award. The Company shall pay such cash dividend-equivalents at such time or times as it determines in its sole discretion; provided, the Company shall pay any cash dividend-equivalents within the calendar year in which the cash dividend-equivalent is declared.

c.
Stock Dividend-Equivalents. You will be entitled to be credited with dividend-equivalents in the form of Shares of the Company with respect to your outstanding Restricted Stock Units, calculated as follows: on each date that a stock dividend is paid by the Company while your Restricted Stock Units are outstanding, you will be credited with an additional number of Restricted Stock Units equal to the number of whole Shares that would have been issued with respect to your outstanding Restricted Stock Units had the Restricted Stock Units been issued as Shares. The additional Restricted Stock Units credited under this paragraph will be subject to the same terms and conditions applicable to your Restricted Stock Units originally granted under this Award Agreement, including, without limitation, for purposes of crediting of additional dividend-equivalents.

10.	Forfeiture of Awards:

a.
Your Restricted Stock Units will be forfeited if, during the applicable Period of Restriction, you cease to be an Employee for any reason other than for death, Disability, Retirement, a Termination without Cause or a termination of employment following a Change in Control.

b.	If you engage in any Competition (as defined in the Plan and determined by the administrative committee in its discretion)

(i)	before the applicable Transfer Date, you will forfeit all outstanding Restricted Stock Units granted under this Award Agreement, or

(ii)
between the applicable Transfer Date, and the first anniversary of the applicable Transfer Date, you must return to the Company all Shares that have been issued to you pursuant to this Award Agreement and you will forfeit all outstanding Restricted Stock Units, if any, granted under this Award Agreement.

11.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your

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Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to any taxable event arising as a result of these Restricted Stock Units, you (or your beneficiary) shall pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy the withholding obligations for all Tax-Related Items of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from any amounts payable to you by the Company or your Employer, including your regular wages/salary, other amounts payable to you by the Company or your Employer, and amounts payable to you from the proceeds from the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of a sufficient whole number of Shares that would otherwise be issuable to you upon vesting and/or conversion of the Restricted Stock Units to meet the withholding obligation. Finally, the Company shall, if permitted under local law and authorized by the Committee, satisfy the withholding obligation for the Tax-Related Items by having the Company withhold a sufficient number of whole Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum withholding amount required under applicable tax law.
You shall pay to the Company and/or your Employer any amount of Tax-Related Items that the Company and/or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in satisfaction thereof are your sole responsibility. The Company may refuse to honor the vesting and refuse to deliver the Shares if you fail to comply with your obligations in connection with the withholding of the Tax-Related Items as described in this section.
By accepting this grant of Restricted Stock Units, you expressly consent to the methods of withholding Tax-Related Items by the Company and/or your Employer as set forth hereunder, including the withholding of Shares and the withholding from your wages/salary or other amounts payable to you. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in satisfaction thereof are your sole responsibility.

12.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

13.	Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award.

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«Last_Name»
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Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Restricted Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Restricted Stock Units in order to cause the Restricted Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

14.
Code Section 409A: The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

15.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company's right or your Employer's right to terminate your employment at any time. Furthermore, neither the Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

16.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company’s grant of the Restricted Stock Units does not create an employment relationship between you and the Company. You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

17.	Acknowledgment of Nature of Plan and Restricted Stock Units: In accepting the Restricted Stock Units, you acknowledge that:

a.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

b.	The grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits

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in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;

e.	Your participation in the Plan is voluntary;

f.	The value of the Restricted Stock Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

g.
Restricted Stock Units are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

h.	The future value of the underlying Shares is unknown and cannot be predicted with certainty;

i.	If you receive Shares, the value of such Shares acquired may increase or decrease in value; and

j.
In consideration of the grant of the Restricted Stock Unit, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Unit or diminution in value of the Restricted Stock Unit or Shares acquired under the Restricted Stock Unit resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

18.
Consent To Transfer Personal Data: The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing, storage and transfer of such data in relation to the grant of the Restricted Stock Units and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing, storage and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing, storage and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing, storage and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security

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number, national or social insurance number, or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the Plan (“Data”). The Data may be provided (or may have been provided initially) by you and then transferred from your Employer to the Company or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world and have all committed towards the Company to handle any Data held in relation to the Plan according either to the safe-harbor principles or European Union data protection recommendations. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable /personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting the Company's human resources department or the local HR manager of your Employer.

19.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit and participation in the Plan (or future Restricted Stock Units that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Company or another third party designated by Company.

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«Last_Name»
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20.
Private Offering: The grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

21.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

22.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

23.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.
Governing Law: The Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

25.
Entire Agreement: This Award Agreement, the Plan, the country-specific Addendum (if applicable) and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Restricted Stock Units and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Plan, and the Rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

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«Last_Name»
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If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.
Sincerely,

<<Company Representative>>
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by «Return_Date» to:
Steelcase Inc.
Attn: Nancy Kocsis
Compensation Department (GH-3C)
PO Box 1967
Grand Rapids, MI 49508
616-247-2615

Agreement to Participate and to Personal Data Processing
By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with the processing and transfer of Personal Data as specified in this Award Agreement.

Date: _________________________    Participant: ______________________________
«First_Name» «Last_Name»
«EE_ID»

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